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                                                                    EXHIBIT 10.1


                        CONFIDENTIAL TREATMENT REQUESTED

Confidential Portions of this Agreement which have been redacted are marked with brackets ("[ ]"). The omitted material has been filed separately with the Securities and Exchange Commission.

                         COMPREHENSIVE INFERTILITY CARE
                               SERVICE AGREEMENT


This Agreement, made this 1st day of January 1996 is entered into, by and between Health Care Service Corporation d/b/a HMO Illinois, (HMOI) and The Center for Human Reproduction ("PROVIDER"). It is understood and agreed that this agreement shall also include members of other HMOI designated managed care products which are marketed by or wholly-owned subsidiaries of Health Care Service Corporation, and that the term HMOI as used in this Agreement shall include such members enrolled therein. However, this Agreement may not apply to HMOI members formerly enrolled in the Dreyer Health Plan. HMOI will notify Provider in writing prior to any former Dreyer members being covered by this Agreement.

Whereas, PROVIDER and HMOI wish to work together to encourage the cost effective delivery of health care services and to increase the utilization of PROVIDER by HMOI members.

Now, therefore, PROVIDER and HMOI mutually agree as follows:

1) The term of this Agreement shall be from January 1, 1996 through December 31, 1996. Thereafter this Agreement shall be automatically renewed for successive twelve (12) month periods, unless terminated as provided in paragraph 2.

2) This Agreement may be terminated under the following conditions: by either party giving the other party one hundred eighty (180) days prior written notice; except that for breach of this Agreement, thirty (30) days prior written notice shall be effective.

3) For HMOI members not eligible for Medicare for which PROVIDER provides Covered Infertility Services during the term of this Agreement, HMOI shall pay the capitation rate as provided in Exhibit "A" (attached).

4) For purposes of this Agreement, Covered Infertility Services included in the capitation are all services and supplies related to the diagnosis and treatment of male and female infertility; including, but not limited to:

      1.   Male Infertility/Urology physician services.
      2.   Outside laboratory services.
      3. Professional services, including, but not limited, to anesthesia, for all ambulatory surgery.
      4.   Micromanipulation services.
      5. All female and male infertility services provided by gynecologists.
      6.   All infertility laboratory services.
      7. All infertility imaging, inclusive of ultrasound and fluoroscopy services.
      8.   All injectable fertility medications.


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However, Covered Infertility Services do not include inpatient hospital facility fees and ambulatory surgery facility fees which will be billed to HMOI by the facility rendering the services and paid by HMOI to the facility. PROVIDER agrees to utilize only those facilities authorized by HMOI.

5) Provider agrees to bill HMOI in a manner acceptable to HMOI and to comply with all reasonable HMOI requirements.

6) PROVIDER may bill HMOI's members directly for co-payments and deductibles under the member's contract with HMOI, and for amounts for services not covered under the member's contract with HMOI at PROVIDER'S charges generally made for those services.

7) For HMOI members eligible for Medicare for which PROVIDER provides services or supplies during the term of this Agreement, PROVIDER shall bill HMOI for deductible amounts and services covered by HMOI but not covered by Medicare at PROVIDER's charges generally made for those services.

8) The relationship of PROVIDER and HMOI shall be that of provider and purchaser of health care services, respectively. Each party is and shall continue to be an independent entity. Neither party is the agent or representative of the other. Neither party shall have any express or implied right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party.

9) HMOI agrees to grant PROVIDER the exclusive right to provide Covered Infertility Services to Covered Persons in PROVIDER'S geographic service area which consists of Cook, DuPage, Lake, Kane, Will, McHenry counties, Illinois, and Lake and Porter Counties, Indiana. Provider acknowledges, however, that on an exception basis, certain medical groups may be allowed to provide Covered Infertility Services to Covered Persons enrolled in that particular Medical Group.

10) Provider agrees to provide Covered Infertility Services to Covered Persons, at least at the following locations:

      750 N. Orleans, Chicago, IL
      2301 West Howard Street, Chicago, IL
      1585 North Barrington Rd, Hoffman Estates, IL
      18 W. 22nd, Oakbrook Terrace, IL
      2850 West 95th St., Evergreen Park, IL
      8697 Broadway, Merrillville, IN
      1555 Bond Street, Naperville, IL

11) PROVIDER agrees to provide HMOI with monthly utilization reports as well as sharing results of its Quality Improvement Program as it relates to Covered Persons.




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12)   Provider agrees to respond, in writing, to complaints by Covered Persons within ten (10) business days after receipt and to send a copy of its response to HMOI. Provider further agrees to respond in writing to requested or inquiries from HMOI written ten (10) business days.

13) Provider agrees to refer all non-emergency medical conditions other than Covered Infertility Services to the Covered Person's participating HMOI Medical Group/IPA.

14) Each Party agrees to hold the other harmless from any claims, demands and expenses of all kinds by reason of any act or omission caused or alleges to have been caused by the party or by an agent or employee of the party.

15) PROVIDER agrees to maintain adequate financial protection against professional liability during the term of this Agreement. PROVIDER shall provide HMOI at least fifteen (15) days advance notice of the termination of such protection.

16) Provider agrees to pay all referral bills pertaining to HMOI members within forty-five (45)days of Provider's receipt of said bills. In the event Provider fails to pay said bills on a timely basis, HMOI will pay those bills using funds from Provider's capitation.

17) PROVIDER agrees to allow HMOI, upon reasonable prior notice, to audit financial, administrative and medical records and procedures.

18) Provider agrees that it and Dr. Norbert Gleicher, M. D., shall be responsible for credentialling all physicians who provide covered infertility services to HMO Illinois members.

19) This Agreement in writing constitutes the entire contract between the parties and supersedes and replaces all other agreements between the parties for these services.

20) The parties agree to initiate negotiations for next year's Agreement on or about July 31, 1996.

For:   CENTER FOR HUMAN REPRODUCTION      For:   HEALTH CARE SERVICE CORP.

By: /s/ Norbert Gleicher, M.D.            By:  /s/ Frank Nicholson




Title: President                         Title: Vice President



Date:  3/21/96                            Date:  4/3/96

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                                  EXHIBIT A
                               CAPITATION RATE


                            CONFIDENTIAL TREATMENT

1)  The capitation rate shall be $[     ] per member per month as determined by
HMOI eligibility data. Medication reimbursement shall be $[     ] out of the
$[     ] total capitation.


2) If, during the term of this Agreement, PROVIDER shall provide Covered Infertility Services at a capitation, discount, rate, differential or other allowance more favorable than that provided for in this Agreement, then PROVIDER agrees to promptly notify HMOI in writing, and HMOI, at its option, shall be given the advantage of such capitation discount, rate, differential or other allowance effective as of the effective date of said contract or other arrangement. Provided however, that this provision shall not apply to covered services rendered under any governmental program.


















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